UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                 Date of Earliest Event Reported: April 6, 2001

                          Date of Report: April 6, 2001



                            Ferrellgas Partners, L.P.
                        Ferrellgas Partners Finance Corp.
                 -----------------------------------------------

           (Exact name of registrants as specified in their charters)



        Delaware                1-111331                    43-1698480
        Delaware               333-06693                    43-1742520
---------------------    -----------------    ----------------------------------
  (States or other        Commission file       (I.R.S. Employer Identification
  jurisdictions of             numbers                         Nos.)
  incorporation or
    organization)






                   One Liberty Plaza, Liberty, Missouri 64068


               (Address of principal executive offices) (Zip Code)


       Registrants' telephone number, including area code: (816) 792-1600

 ITEM 5.  OTHER EVENTS

     We announced on April 6, 2001, a series of transactions that increase the cash distribution coverage to our public unitholders and modify the structure of our outstanding senior units. In addition, we announced that Chief Executive Officer James E. Ferrell purchased all our outstanding senior units from The Williams Companies, Inc. We believe these changes are favorable to our public investors.

Senior Unit Modifications
-------------------------

     As part of the announced transactions, James E. Ferrell purchased all outstanding Ferrellgas senior units from Williams which were originally issued as part of Ferrellgas' acquisition of Thermogas in December 1999. These senior units have been modified to extend the prohibition on their sale or conversion to common units until December 2005 with no applicable conversion premium. Prior to this transaction, the senior units were convertible into common units on February 1, 2002, with a 25 percent premium.

     There are currently 4,888,233.89 senior units issued and outstanding. The total liquidation value, based on the stated senior unit liquidation preference as defined in our partnership agreement, is approximately $195.5 million plus any accrued and unpaid distributions. Each senior unit entitles the holder to quarterly distributions from us equivalent to ten percent per annum of the liquidation value per senior unit, or $4.00 per year.

     We may redeem all or a portion of the senior units at any time prior to the date of conversion for cash at the senior unit redemption price. The senior unit redemption price is $40.00 per outstanding senior unit, plus accrued but unpaid distributions.

     Ferrellgas, Inc. proposed amendments to the terms of the senior units and on April 6, 2001, Williams executed a written consent to those amendments in its capacity as the sole owner of the senior units.

Those amendments:

o extended the date of the prohibition of the potential conversion of the senior units into common units until December 31, 2005;

o changed the senior unit to common unit conversion ratio from 125% to 100% of the senior unit liquidation preference, plus accrued but unpaid distributions;

o allow us to use $20 million of proceeds from sales of our units to reduce indebtedness after we have used the initial $40 million of those proceeds to redeem senior units;

o removed provisions that previously would have caused a material event related to the closing price of our common units and a cross default to some of our debt instruments;

o removed the monetary penalty for not making a required senior unit distribution but added failure to make that distribution as a material event; and

o reduced the period in which we had the option to pay the senior unit distributions with additional senior units rather than cash from February 1, 2002, to February 1, 2001.

     Ferrellgas, Inc. believes that these amendments to the terms of the senior units eliminate the need to redeem all senior units prior to February 1, 2002, and will allow us to redeem those units with the proceeds of more orderly issuances of equity, the timing of which is controlled by us. For our common

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


units, the changes to the terms of the senior units reduce the potential for dilution in the near future. These amendments to the terms and provisions of the senior units are reflected in our Third Amended and Restated Agreement of Limited Partnership.

Cash Distribution Support
-------------------------

     Currently, Ferrell Companies, Inc. owns approximately 57% of our common units. Our general partner proposed amendments to our partnership agreement that would allow for the deferral of distributions on the common units held by Ferrell Companies in an aggregate amount up to $36 million. This deferral means that currently in the event that available cash were insufficient to pay all of our common unitholders the minimum quarterly distribution during any fiscal quarter, we would pay a distribution on the publicly held common units first and then pay a distribution on the Ferrell Companies common units to the extent cash was still available. If the cumulative amount not paid to Ferrell Companies were to reach $36 million, the common units held by Ferrell Companies will be paid in the same manner as the publicly held common units, just as they were prior to the amendments. After payment of all required distributions, we will use remaining available cash to reduce any amount previously deferred on the units held by Ferrell Companies.

     Our ability to defer the payment of a distribution on the Ferrell Companies common units will end on the earlier of:

o   December  31,  2005;

o   a change of control as defined in our partnership  agreement;

o   our dissolution; or

o   when Ferrell Companies no longer owns any common units.

     After the end of the period described above, distributions will be made to holders of all common units equally, including those owned by Ferrell Companies in the same manner as we made distributions prior to the amendments. The amendments also provide that Ferrellgas, Inc. may not change this period in a manner adverse to holders of our common units without the consent of a majority of the holders of our common units, not including those common units held by Ferrell Companies.

     The common units owned by Ferrell Companies will not be affected by the amendments other than with respect to distributions. Those units will continue to vote together with the publicly held common units in the same manner as they are able to vote currently. Each common unit currently is allowed one vote on each matter for which it may be entitled to vote under our partnership agreement.

     These amendments that created the deferral of distributions on the common units held by Ferrell Companies in an aggregate amount up to $36 million required the consent of a majority of our common unitholders. In addition, our partnership agreement allows a consent to be executed by our common unitholders in lieu of an actual meeting if the consent is executed by the holders of a number of common units that otherwise would be able to approve that action at a meeting. Because Ferrell Companies owns at least a majority of our common units, the execution of a consent to these amendments by Ferrell Companies on April 6, 2001, means that the amendments have been approved in accordance with our partnership agreement without the requirement to hold a meeting of our common unitholders. Our partnership agreement and the Securities and Exchange Commission rules require notifications of the consent executed by Ferrell Companies. Under the Securities and Exchange Commission's rules, the amendments approved by Ferrell Companies will not be effective until twenty days after mailing this information statement to our common unitholders.

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

Effects of the amendments on our common unitholders
---------------------------------------------------

     Because the amendments that provide for the deferral of distributions on the common units held by Ferrell Companies apply solely to distributions to be made to the units held by Ferrell Companies, there is no negative effect on the publicly held common units. However, we will not be able to increase the amount of the quarterly distributions on our common units if any amount is outstanding that was not paid to Ferrell Companies as a result of the distribution deferral provisions in our partnership agreement. The distributions that otherwise would have been received on publicly held common units are now better protected due to the possible deferral of the distributions to Ferrell Companies. Subject to the amount of our available cash, the publicly held common units will continue to receive distributions in the same manner as is currently done. We believe that there are no federal income tax consequences to the holders of publicly held common units as a result of these amendments.

     Ferrellgas, Inc. believes that these amendments providing for the deferral of distributions on the common units held by Ferrell Companies will allow for better perception in the public markets of our ability to pay distributions on our public common units. This perception may allow us better access to the public markets for sales of our securities. However, there can be no assurance that these amendments will provide this desired result.

     These amendments to effect the deferral of distributions on the common units held by Ferrell Companies are generally reflected in Sections 5.4(a), (b) and (c) of our Third Amended and Restated Agreement of Limited Partnership.

Sale of the senior units to a related party
-------------------------------------------

     Williams approved the amendments to our partnership agreement related to the terms of the senior units and sold all of those senior units to an entity owned by James E. Ferrell, Chairman and Chief Executive Officer of Ferrellgas, Inc. That entity is now the holder of all senior units, and therefore Mr. Ferrell has an interest in the terms of the senior units and the timing of our redemption of those senior units. The senior units as owned by that entity have all the same rights as when they were owned by Williams.

     As a member of Ferrellgas, Inc.'s board of directors and the board of directors of Ferrell Companies, Mr. Ferrell did not vote on the approval of the amendments. All of the other members of those respective boards of directors were independent and had no financial interest in the amendments and voted unanimously in favor of the amendments.


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


Other Information
-----------------

     The amendments to our partnership agreement are reflected in the form of our Third Amended and Restated Agreement of Limited Partnership, which is filed as an exhibit to this Form 8-K filing.

     Also on April 6, 2001, we filed with the Securities and Exchange Commission a preliminary information statement to provide prompt notice of the actions described above. The information statement will be mailed to holders of record as of April 16, 2001, as soon as practicable and in accordance with the Securities and Exchange Commission's rules.







ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits.

         The Exhibits listed in the Index to Exhibits are filed as part of this Current Report on Form 8-K.


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



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 FERRELLGAS PARTNERS, L.P.

                                 By Ferrellgas, Inc. (General Partner)


Date: April 6, 2001              By   /s/ Kevin T. Kelly
                                 --------------------------------------------
                                      Kevin T. Kelly
                                      Senior Vice President and
                                      Chief Financial Officer (Principal
                                      Financial and Accounting Officer)



                                 FERRELLGAS PARTNERS FINANCE
                                 CORP.

Date: April 6, 2001              By     /s/ Kevin T. Kelly
                                    --------------------------------------------
                                        Kevin T. Kelly
                                        Senior Vice President and
                                        Chief Financial Officer (Principal
                                        Financial and Accounting Officer)





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


                                INDEX TO EXHIBITS


        Exhibit No.                             Description of Exhibits
            3.1 Third Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of April 6, 2001.

           10.1 Third Amendment to Purchase Agreement dated as of April 6, 2001 by and among Ferrellgas Partners, L.P., Ferrellgas L.P. and The Williams Companies, Inc.

           10.2 First Amendment to Representations Agreement dated as of April 6, 2001 by and among Ferrellgas Partners, L.P., Ferrellgas, Inc., Ferrellgas, L.P. and The Williams Companies, Inc.

           10.3 Second Amendment to Registration Rights Agreement dated as of April 6, 2001 by and between Ferrellgas Partners, L.P. and The Williams Companies, Inc.

           99.1 Text of press release issued by Ferrellgas Partners, L.P. on April 6, 2001.

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